Exhibit 99.1
Advanta Expects To Repay Most of Investment Note and RediReserve Certificate Holders’ Money
Conshohocken, Pa., November 2, 2010 — Advanta Corp. (PINKSHEETS: ADVBQ; ADVNQ) announced today that it, together with certain of its subsidiaries (the “Debtors”), filed a Debtors’ Joint Plan (the “Plan”) under chapter 11 of the United States Bankruptcy Code and a Disclosure Statement related to the Plan (the “Disclosure Statement”). The Plan and Disclosure Statement have been approved by the Debtors’ Boards of Directors and are subject to the approval of the bankruptcy court. Among other things, the Disclosure Statement provides projections for the approximate percentage recovery rates for claims against Advanta including a recovery range of 64.4% to 100.0% for Investment Note claims and RediReserve Certificate claims, and a recovery range of 37.7% to 71.3% for General Unsecured claims against the Consolidated Debtors, as defined in the Plan. As previously disclosed, the Debtors anticipate that there will be no distributions to the preferred or common stockholders of Advanta Corp. nor continuing interest in Advanta Corp. (or any of the trusts formed under the Plan) on the part of the preferred or common stockholders.
This beneficial result for creditors comes about for a number of reasons including the fact that:
•	The Company placed itself in bankruptcy at a time when it had approximately $100 million in cash and equivalents enabling it to preserve cash for creditors rather than having it dissipated.

•
The Company was able to file its tax returns in a way that in combination with the successful resolution of ensuing litigation reduced a claim by the FDIC relating to Advanta Bank Corp. from $170 million to between zero and $50 million and provides for a potential recovery for the Company of $5 million.

•	The Company was able to preserve assets as a result of successful litigation with the FDIC involving another banking subsidiary, Advanta Bank; and,

•	The Company was able to secure control and transition servicing of a portfolio of credit card receivables that it owns.
“Because of these actions, Investment Note holders and RediReserve certificate holders, who are our largest group of creditors, could potentially recover all of their investment which has been a key goal of ours in these otherwise unfortunate circumstances,” said Dennis Alter, Chairman and CEO.
The bankruptcy court is scheduled to consider approval of the Disclosure Statement in December 2010. Once approved, the Plan will be sent to eligible creditors for voting. The Company anticipates approval of the Plan sometime in early 2011.

For a copy of the Plan and Disclosure Statement, please visit www.advantareorg.com.
About Advanta
Advanta Corp. has had a 59 year history of being a leading innovator in the financial services industry and of providing great value to its stakeholders, including its senior retail note holders and shareholders, prior to the recent reversals. It has also been a major civic and charitable force in the communities in which it is based, particularly in the Greater Philadelphia area.
This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (i) the ability of the Debtors to prosecute and consummate the Plan, including the risk that the Official Committee of Unsecured Creditors appointed in the Debtors’ chapter 11 cases (the “Chapter 11 Cases”), or another third party objects to the Plan or Disclosure Statement, or files a competing plan under chapter 11 of the United States Bankruptcy Code (“Chapter 11”); (ii) risks associated with third parties seeking and obtaining court approval to convert the Chapter 11 Cases to cases under chapter 7 of the United States Bankruptcy Code; (iii) the ability of the trustees to execute and implement a confirmed plan in a cost-effective and timely manner; (iv) the bankruptcy court’s rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general; (v) the length of time the Debtors will operate under the Chapter 11 Cases; (vi) the increased legal and other professional costs related to the Chapter 11 Cases, litigation and other legal proceedings; and (vii) the Debtors’ ability to maintain contracts with suppliers and service providers and to retain key executives, managers and employees. The cautionary statements provided above are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act for any such forward-looking statements. Additional risks that may affect the approximate percentage recovery ranges for creditors are detailed in the Disclosure Statement, including Section VI of the Disclosure Statement which sets forth certain factors that should be considered prior to voting on the Plan.
Nothing in this Press Release constitutes a solicitation of acceptance or rejection of the Plan. Acceptances or rejections may not be solicited until a Disclosure Statement has been approved by the bankruptcy court.
Contact:
Amy Holderer
Advanta Corp.
215-657-4000
aholderer@advanta.com
10/02